SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of Report: December 31, 1996



                                  CONSECO, INC.

                             State of Incorporation:
                                     Indiana

      Commission File Number                           IRS Employer Id. Number
            No. 1-9250                                      No. 35-1468632

                     Address of Principal Executive Offices:
                         11825 North Pennsylvania Street
                              Carmel, Indiana 46032

                                  Telephone No.
                                 (317) 817-6100


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                         CONSECO, INC. AND SUBSIDIARIES


ITEM 5.  OTHER EVENTS.

     On December 31, 1996, Conseco, Inc. ("Conseco") completed its merger with Bankers Life Holding Corporation ("BLH"), in a transaction pursuant to which BLH was merged with and into CIHC, Incorporated ("CIHC"), a wholly owned subsidiary of Conseco, with CIHC being the surviving corporation (the "Merger"). The Merger was consummated pursuant to a Plan of Merger dated as of August 26, 1996. In the Merger, each outstanding share of BLH common stock, not already owned by Conseco, was exchanged for 0.3983 shares of Conseco common stock. Conseco issued approximately 2.0 million shares of Conseco common stock or common stock equivalents with a value of approximately $122.5 million to acquire BLH's common stock not already owned by Conseco.

      The acquisition of BLH will be accounted for under the step acquisition method of accounting. Under this method, the total purchase cost of the common stock of BLH, not already owned by Conseco, is allocated to the assets and liabilities acquired based on their relative fair values as of the date of acquisition, with any excess of the total purchase cost over the fair value of the assets acquired less the fair value of the liabilities assumed recorded as goodwill. The values of the assets and liabilities of BLH included in Conseco's consolidated financial statements will represent the combination of the following values: (i) the portion of BLH's net assets acquired by Conseco in the initial acquisition made by Conseco Capital Partners, L.P. on October 31, 1992, is valued as of that acquisition date; (ii) the portion of BLH's net assets acquired by Conseco on September 30, 1993, is valued as of that acquisition date; (iii) the portion of BLH's net assets acquired during 1995 and the first quarter of 1996 is valued as of the dates of their purchase; and (iv) the portion of BLH's net assets acquired in the Merger is valued as of December 31, 1996.

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                      CONSECO, INC. AND SUBSIDIARIES


ITEM 7 (c).   EXHIBIT.

              99.1 Pro Forma Consolidated Financial Statements of Conseco, Inc. and Subsidiaries


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

                         CONSECO, INC. AND SUBSIDIARIES
                              _________________





                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date: December 31, 1996


                                         CONSECO, INC.



                                         By:     /s/ ROLLIN M. DICK
                                                 -----------------------------

                                                  Rollin M. Dick
                                                  Executive Vice President
                                                    and Chief Financial Officer


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